Exhibit 2

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (“Agreement”) is made and entered into as of this 26th day of June, 2018 (the “Effective Date”), by and between Vera Bradley, Inc. (“Buyer”) and the Barbara B. Baekgaard 2009 Grantor Retained Annuity Trust (“Seller”).

AGREEMENT

In consideration of the mutual covenants, promises, representations and warranties contained herein, the parties hereto agree as follows:

Section 1. Purchase of Common Shares. Seller hereby agrees to sell, transfer, assign and convey to Buyer, and Buyer hereby agrees to purchase from Seller, Two Hundred Thousand (200,000) common shares of Buyer (the “Shares”), for the aggregate purchase price of Two Million Eight Hundred and Eighty-Six Thousand Dollars ($2,886,000) (the “Purchase Price”).

Section 2. Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall occur at 10:00 a.m. Eastern Daylight Time on the second trading day following the execution and delivery of this Agreement (the “Closing Date”), or at such other time or date as the parties hereto agree. On or prior to the Closing Date, Seller shall deliver to Wells Fargo Shareowner Services, Buyer’s transfer agent (the “Transfer Agent”), one or more certificate(s) representing the Shares (the “Certificates”) and a duly executed stock power authorizing the transfer of the shares to Buyer. Following the Transfer Agent’s receipt of the Certificates, on the Closing Date, Buyer shall pay to Seller the Purchase Price by wire transfer to an account designated by Seller to Buyer in writing on or prior to the Closing Date.

Section 3. Representations and Warranties. Seller represents and warrants to Buyer that (a) Seller holds valid and unencumbered title to the Shares, free of any adverse claims, (b) Seller has the requisite power and authority to sell the Shares in the manner provided herein, (c) the execution and delivery of this Agreement by Seller, and performance by Seller of its obligations hereunder, have been duly authorized by all necessary action on the part of Seller and (d) this Agreement is a binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforceability of the obligations of Seller hereunder may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting rights and remedies of creditors generally, and by general principles of equity. Buyer represents and warrants to Seller that (a) Buyer has the requisite power and authority to purchase the Shares in the manner provided herein, (b) the execution and delivery of this Agreement by Buyer, and performance by Buyer of its obligations hereunder, have been duly authorized by all necessary action on the part of Buyer and (c) this Agreement is a binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforceability of the obligations of Buyer hereunder may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting rights and remedies of creditors generally, and by general principles of equity.

Section 4. Integration. This Agreement supersedes any and all prior and/or contemporaneous agreements, either oral or in writing, between the parties hereto, with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises, or other agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof, which are not embodied herein, and that no prior and/or contemporaneous agreement, statement or promise pertaining to the subject matter hereof that is not contained in this Agreement shall be valid or binding on either party.

Section 5. Amendment. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is in writing and signed by the party against whom such modification, waiver or discharge is sought to be enforced.

Section 6. Severability. If any condition, term or provision of this Agreement is determined by a court of competent jurisdiction to be illegal or in conflict with any state or federal law, as applicable, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular condition, term or provisions determined to be unenforceable.

Section 7. Counterparts. This Agreement may be executed in the original or by facsimile in multiple counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same instrument.

Section 8. Further Assurances. Each party hereto, after the execution of this Agreement, shall execute, acknowledge, and deliver any further assurances, documents and instruments of transfer, reasonably requested by the other, and will take any other action reasonably requested, consistent with the terms of this Agreement.

Section 9. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Indiana, without giving effect to the principles of conflict of laws thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

“Buyer”

VERA BRADLEY, INC.

By:	/s/ John Enwright
Name: John Enwright
Title: CFO

“Seller”

BARBARA B. BAEKGAARD 2009 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Bob Hall
Name: Bob Hall
Title: Advisor

Signature Page to Share Purchase Agreement